UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2008

MAGNUM D’OR RESOURCES INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	98-0215222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 - Registrants, Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Magnum d’Or Resources Inc. (Magnum) announces the signing and closing of a 5 year, $91,200,000.00 ($18,240,000.00 annually) contract, with National Sales & Supply (NSS, LLC.) for rubber buffings effective immediately.

This signed agreement between Magnum and Bensalem, PA based National Sales & Supply is for rubber buffings. Magnum will operate in such capacity to process tires and rubber chips in to usable goods such as buffings.

Joseph Glusic, President of Magnum stated, “We are now accelerating our multi-phase business plan that will include our own production facilities, joint venture, and sub-license our proprietary technology to qualified groups. With contract in-hand we are now able to seek the capital funding required to meet our rapid growth projections in the “Green” market. The interest in our technology has been staggering to date.”

Magnum, through Spreelast, owns licensing rights and technology to a number of patents for Devulcanising rubber, production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in the U.S., Canada, and China.

NSS, LLC is a leading manufacturer and distributer of rubber landscaping products including; rubber mulch, rubber timber, benches, stepping stones, pavers, flower beds, pathways, pool & pond borders, and playground safety surfacing products including; flex curbs, rubber ground fill, swing safe mats, rubber safety tiles, walk & roll mats.

National Sales & Supply Home page http://www.nsalessupply.com/index.htm and to view Rubber Mulch http://www.national-mulch.com/

Exhibits:

10	Agreement for the Provision of Rubber Buffings Products with National Sales and Supply, LLC dated January 28, 2008

99	Press Release of January 30, 2008 regarding agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc. (Registrant)

Date: January 31, 2008	By:	/s/ Joseph J. Glusic
Joseph J. Glusic, Chief Executive Officer and President